Floor & Decor Holdings, Inc. Announces Second Quarter Fiscal 2021 Financial Results
•Net sales increased 86.0% from the second quarter of fiscal 2020 to $860.1 million.
•Comparable store sales increased 68.4% from the second quarter of fiscal 2020.
•Diluted earnings per share (“EPS”) increased 156.7% to $0.77 from $0.30 in the second quarter of fiscal 2020; Adjusted diluted EPS* increased 461.5% to $0.73 from $0.13 in the second quarter of fiscal 2020.
•Completed acquisition of Spartan Surfaces, Inc.
ATLANTA--(BUSINESS WIRE)--August 5, 2021--Floor & Decor Holdings, Inc. (NYSE: FND) (“We,” “Our,” the “Company,” or “Floor & Decor”) announces record financial results for the second quarter of fiscal 2021, which ended July 1, 2021.
Tom Taylor, Chief Executive Officer, stated, “We are thrilled with our record fiscal 2021 second-quarter and year-to-date financial results. We believe that our strong execution and growing brand awareness coupled with the favorable economic environment drove record sales and profitability in our year-to-date fiscal 2021 results. We are excited about being on a path towards delivering our 13th consecutive year of positive comparable store sales growth in fiscal 2021, driven by both new and returning customers. We are particularly pleased that our strong year-to-date fiscal 2021 results enabled us to reinvest back into our associates with a broad market wage increase that benefited many of our store associates. We continue to believe that sharing our success with our associates and providing them with clear paths of growth is essential to the success of our company.”
Mr. Taylor continued, “Year-to-date, we have successfully opened 14 new warehouse stores and intend to open six new warehouse stores in the third quarter of fiscal 2021 towards our planned 27 new warehouse store openings in fiscal 2021, representing 20.3% growth from fiscal 2020. Our strong results in fiscal 2021 reinforce our belief that the new store classes of 2020 and 2021 will likely represent the strongest first-year sales and profit classes in our history.”
Please see “Comparable Store Sales” below for information on how the Company calculates its comparable store sales growth.
For the Thirteen Weeks Ended July 1, 2021
•Net sales increased 86.0% to $860.1 million from $462.4 million in the second quarter of fiscal 2020.
•Comparable store sales increased 68.4%.
•We opened seven new warehouse-format stores during the second quarter of fiscal 2021, ending the quarter with 147 warehouse-format stores and two design studios.
•Operating income increased 367.3% to $98.6 million from $21.1 million in the second quarter of fiscal 2020. Operating margin increased 690 basis points to 11.5%.
•Net income increased 159.1% to $82.9 million compared to $32.0 million in the second quarter of fiscal 2020. Diluted EPS was $0.77 compared to $0.30 in the second quarter of fiscal 2020, an increase of 156.7%.
•Adjusted net income* increased 485.5% to $78.3 million compared to $13.4 million in the second quarter of fiscal 2020. Adjusted diluted EPS* was $0.73 compared to $0.13 in the second quarter of fiscal 2020, an increase of 461.5%.
•Adjusted EBITDA* increased 200.8% to $137.0 million compared to $45.6 million in the second quarter of fiscal 2020.
For the Twenty-six Weeks Ended July 1, 2021
•Net sales increased 61.5% to $1,642.6 million from $1,017.3 million in the same period of fiscal 2020.
•Comparable store sales increased 48.1%.
•We opened fourteen new stores during the twenty-six weeks ended July 1, 2021.
•Operating income increased 187.0% to $194.5 million from $67.8 million in the same period of fiscal 2020. Operating margin increased 510 basis points to 11.8%.
•Net income increased 129.8% to $158.7 million compared to $69.1 million in the same period of fiscal 2020. Diluted EPS was $1.48 compared to $0.65 in the same period of fiscal 2020, an increase of 127.7%.
•Adjusted net income* increased 203.9% to $151.0 million compared to $49.7 million in the same period of fiscal 2020. Adjusted diluted EPS* was $1.41 compared to $0.47 in the same period of fiscal 2020, an increase of 200.0%.
•Adjusted EBITDA* increased 122.5% to $264.1 million compared to $118.7 million in the same period of fiscal 2020.

Spartan Acquisition
On June 4, 2021, we completed our acquisition of Spartan Surfaces, Inc. ("Spartan"), a commercial specialty hard-surface flooring distribution company. Spartan’s results of operations, financial position, and cash flows have been consolidated in the Company’s consolidated financial statements since the date of acquisition. Net sales and net earnings for fiscal 2021 attributable to Spartan since the completion of the acquisition were immaterial. Results of operations would not be materially different as a result of the acquisition and therefore pro forma information is not presented.
*Non-GAAP financial measures. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below for more information.
The COVID-19 Pandemic Impact on Floor & Decor's Business
The COVID-19 pandemic had a material negative impact on our financial results during the first half of fiscal 2020. While our financial results during the second half of fiscal 2020 and the first half of fiscal 2021 have been strong, the full impact that the pandemic could have on our business remains highly uncertain.
We continue to monitor the impact of the COVID-19 pandemic on our associates, customers, business partners, and supply chain. However, given the evolving nature of the pandemic and uncertainty regarding its potential severity and duration, the full financial impact of the COVID-19 pandemic on our business cannot be reasonably estimated at this time. The extent of the impact of the COVID-19 pandemic on our business and financial results will depend on future developments, including the duration of the COVID-19 pandemic, the success of vaccination programs, the spread of COVID-19 within the markets in which we operate, the impact to countries from which we source inventory, fixed assets, and other supplies, the effect of the pandemic on consumer confidence and spending, and actions taken by government entities in response to the pandemic, all of which are highly uncertain. Due to the continued uncertainty regarding the ongoing impacts of the COVID-19 pandemic and the associated complexity of forecasting, we are updating select annual guidance for new store openings and certain other financial measures that we believe we can reasonably forecast.
Updated Outlook for the Fiscal Year Ending December 30, 2021:
•Depreciation and amortization expense of approximately $115 million to $117 million
•Interest expense, net of approximately $5 million
•Tax rate of approximately 24%
•Diluted weighted average shares outstanding of approximately 107 million shares
•Open 27 new warehouse-format stores and two small design studios
•Capital expenditures in the range of approximately $455 million to $475 million
Conference Call Details
A conference call to discuss the second quarter fiscal 2021 financial results is scheduled for today, August 5, 2021, at 5:00 p.m. Eastern Time. A live audio webcast of the conference call, together with related materials, will be available online at ir.flooranddecor.com.
A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online at ir.flooranddecor.com and by dialing 844-512-2921 (international callers please dial 412-317-6671). The pin number to access the telephone replay is 10158275. The replay will be available until August 12, 2021.

About Floor & Decor Holdings, Inc.
Floor & Decor is a multi-channel specialty retailer and commercial flooring distributor operating 147 warehouse-format stores and two design studios across 33 states at the end of the second quarter of fiscal 2021. The Company offers a broad assortment of in-stock hard-surface flooring, including tile, wood, laminate, vinyl, and natural stone along with decorative and installation accessories, at everyday low prices. The Company was founded in 2000 and is headquartered in Atlanta, Georgia.
Comparable Store Sales
Comparable store sales refer to period-over-period comparisons of our net sales among the comparable store base and are based on when the customer obtains control of the product, which is typically at the time of sale. A store is included in the comparable store sales calculation on the first day of the thirteenth full fiscal month following a store’s opening, which is when we believe comparability has been achieved. Changes in our comparable store sales between two periods are based on net sales for stores that were in operation during both of the two periods. Any change in the square footage of an existing comparable store, including for remodels and relocations within the same primary trade area of the existing store being relocated, does not eliminate that store from inclusion in the calculation of comparable store sales. Stores that are closed for a full fiscal month or longer are excluded from the comparable store sales calculation for each full fiscal month that they are closed. Since our e-commerce, regional account manager, and design studio sales are fulfilled by individual stores, they are included in comparable store sales only to the extent the fulfilling store meets the above mentioned store criteria. Sales through our Spartan subsidiary do not involve our stores and are therefore excluded from the comparable store sales calculation.
Non-GAAP Financial Measures
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA (which are shown in the reconciliations below) are presented as supplemental measures of financial performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP"). We define Adjusted net income as net income adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance and the tax effect related to those items. We define Adjusted diluted EPS as Adjusted net income divided by weighted average shares outstanding. We define EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization. We define Adjusted EBITDA as net income before interest, loss (gain) on early extinguishment of debt, taxes, depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. Reconciliations of these measures to the most directly comparable GAAP financial measure are set forth in the tables below.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are key metrics used by management and our board of directors to assess our financial performance and enterprise value. We believe that Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are useful measures, as they eliminate certain items that are not indicative of our core operating performance and facilitate a comparison of our core operating performance on a consistent basis from period to period. We also use Adjusted EBITDA as a basis to determine covenant compliance with respect to our credit facilities, to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate companies in our industry.
Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA are non-GAAP measures of our financial performance and should not be considered as alternatives to net income or diluted EPS as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net income, EBITDA and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management's discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In evaluating Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA, such as stock compensation expense, loss on asset impairments and disposals, and other adjustments. Our presentation of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA differ among companies in the retail industry, and therefore Adjusted net income, Adjusted diluted EPS, EBITDA and Adjusted EBITDA disclosed by us may not be comparable to the metrics disclosed by other companies.
Please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this release to their most directly comparable GAAP financial measures.

Floor & Decor Holdings, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	July 1, 2021		June 25, 2020		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$860,108	100.0%	$462,352	100.0%	86.0%
Cost of sales	494,670	57.5	265,660	57.5	86.2
Gross profit	365,438	42.5	196,692	42.5	85.8
Operating expenses:
Selling and store operating	205,072	23.8	138,457	29.9	48.1
General and administrative	52,819	6.1	33,713	7.3	56.7
Pre-opening	8,990	1.0	3,433	0.7	161.9
Total operating expenses	266,881	30.9	175,603	37.9	52.0
Operating income	98,557	11.5	21,089	4.6	367.3
Interest expense, net	1,293	0.2	2,303	0.5	(43.9)
Gain on early extinguishment of debt	—	—	(1,015)	(0.2)	NM
Income before income taxes	97,264	11.3	19,801	4.3	391.2
Provision (benefit) for income taxes	14,348	1.7	(12,203)	(2.6)	217.6
Net income	$82,916	9.6%	$32,004	6.9%	159.1%
Basic weighted average shares outstanding	104,544		102,114
Diluted weighted average shares outstanding	107,265		105,466
Basic earnings per share	$0.79		$0.31		154.8%
Diluted earnings per share	$0.77		$0.30		156.7%

	Twenty-six Weeks Ended
	July 1, 2021		June 25, 2020		% Increase (Decrease)
	Actual	% of Sales	Actual	% of Sales
Net sales	$1,642,645	100.0%	$1,017,289	100.0%	61.5%
Cost of sales	940,274	57.2	584,565	57.5	60.9
Gross profit	702,371	42.8	432,724	42.5	62.3
Operating expenses:
Selling and store operating	395,018	24.0	291,523	28.7	35.5
General and administrative	96,860	5.9	64,571	6.3	50.0
Pre-opening	15,987	1.0	8,867	0.9	80.3
Total operating expenses	507,865	30.9	364,961	35.9	39.2
Operating income	194,506	11.8	67,763	6.7	187.0
Interest expense, net	2,681	0.2	4,110	0.4	(34.8)
Gain on early extinguishment of debt	—	—	(1,015)	(0.1)	NM
Income before income taxes	191,825	11.7	64,668	6.4	196.6
Provision (benefit) for income taxes	33,113	2.0	(4,399)	(0.4)	852.7
Net income	$158,712	9.7%	$69,067	6.8%	129.8%
Basic weighted average shares outstanding	104,309		101,872
Diluted weighted average shares outstanding	107,186		105,476
Basic earnings per share	$1.52		$0.68		123.5%
Diluted earnings per share	$1.48		$0.65		127.7%

Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	As of July 1, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$366,093	$307,772
Receivables, net	72,804	50,427
Inventories, net	683,811	654,000
Prepaid expenses and other current assets	42,733	28,257
Total current assets	1,165,441	1,040,456
Fixed assets, net	727,108	579,359
Right-of-use assets	1,055,246	916,325
Intangible assets, net	153,422	109,269
Goodwill	255,473	227,447
Other assets	7,605	7,569
Total long-term assets	2,198,854	1,839,969
Total assets	$3,364,295	$2,880,425
Liabilities and stockholders’ equity
Current liabilities:
Current portion of term loans	$2,103	$1,647
Revolving line of credit	3,366	—
Current portion of lease liabilities	86,110	94,502
Trade accounts payable	529,220	417,898
Accrued expenses and other current liabilities	212,466	162,283
Income taxes payable	3,850	12,391
Deferred revenue	23,099	10,115
Total current liabilities	860,214	698,836
Term loans	195,443	207,157
Lease liabilities	1,077,456	941,125
Deferred income tax liabilities, net	34,510	27,990
Other liabilities	17,070	7,929
Total long-term liabilities	1,324,479	1,184,201
Total liabilities	2,184,693	1,883,037
Stockholders’ equity
Capital stock:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at July 1, 2021 and December 31, 2020	—	—
Common stock Class A, $0.001 par value; 450,000,000 shares authorized; 105,111,284 shares issued and outstanding at July 1, 2021 and 104,368,212 issued and outstanding at December 31, 2020	105	104
Common stock Class B, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding at July 1, 2021 and December 31, 2020	—	—
Common stock Class C, $0.001 par value; 30,000,000 shares authorized; 0 shares issued and outstanding at July 1, 2021 and December 31, 2020	—	—
Additional paid-in capital	431,549	408,124
Accumulated other comprehensive income, net	240	164
Retained earnings	747,708	588,996
Total stockholders’ equity	1,179,602	997,388
Total liabilities and stockholders’ equity	$3,364,295	$2,880,425

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twenty-six Weeks Ended
	July 1, 2021	June 25, 2020
Operating activities
Net income	$158,712	$69,067
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,097	44,389
Stock-based compensation expense	10,053	7,142
Deferred income taxes	6,520	20,552
Interest cap derivative contracts	76	170
Gain on early extinguishment of debt	—	(1,015)
Gain on asset impairments and disposals, net	—	(29)
Changes in operating assets and liabilities, net of effects of acquisition:
Receivables, net	(11,109)	15,183
Inventories, net	(25,338)	(12,404)
Trade accounts payable	105,103	(42,427)
Accrued expenses and other current liabilities	(19,065)	258
Income taxes	(8,541)	(25,100)
Deferred revenue	11,765	1,704
Other, net	(25,656)	19,215
Net cash provided by operating activities	256,617	96,705
Investing activities
Purchases of fixed assets	(132,091)	(65,994)
Acquisition, net of cash acquired	(63,354)	—
Net cash used in investing activities	(195,445)	(65,994)
Financing activities
Borrowings on revolving line of credit	4,453	275,000
Payments on revolving line of credit	(3,592)	(275,000)
Proceeds from term loans	65,000	75,000
Payments on term loans	(75,676)	(1,237)
Proceeds from exercise of stock options	6,326	8,660
Proceeds from employee stock purchase plan	3,063	1,131
Debt issuance costs	(1,409)	(6,882)
Tax payments for stock-based compensation awards	(1,016)	—
Net cash (used in) provided by financing activities	(2,851)	76,672
Net increase in cash and cash equivalents	58,321	107,383
Cash and cash equivalents, beginning of the period	307,772	27,037
Cash and cash equivalents, end of the period	$366,093	$134,420
Supplemental disclosures of cash flow information
Buildings and equipment acquired under operating leases	$185,349	$91,670
Cash paid for interest, net of capitalized interest	$1,340	$3,486
Cash paid for income taxes, net of refunds	$35,118	$147
Fixed assets accrued at the end of the period	$101,708	$22,631

Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except EPS)
(Unaudited)
Adjusted net income and Adjusted diluted EPS

	Thirteen Weeks Ended
	July 1, 2021	June 25, 2020
Net income (GAAP):	$82,916	$32,004
Acquisition and integration expense (a)	3,166	—
Tariff refund adjustments (b)	1,703	(3,928)
Distribution center relocation (c)	475	—
COVID-19 costs (d)	408	1,601
Secondary offering costs (f)	—	252
Gain on early extinguishment of debt (g)	—	(1,015)
Tax benefit of stock-based compensation awards (h)	(8,953)	(8,992)
Tax benefit of CARES Act (i)	—	(7,676)
Tax impact of adjustments to net income (j)	(1,400)	1,129
Adjusted net income	$78,315	$13,375
Diluted weighted average shares outstanding	107,265	105,466
Adjusted diluted EPS	$0.73	$0.13

	Twenty-six Weeks Ended
	July 1, 2021	June 25, 2020
Net income (GAAP):	$158,712	$69,067
Acquisition and integration expense (a)	3,166	—
Tariff refund adjustments (b)	1,631	(4,578)
Distribution center relocation (c)	955	—
COVID-19 costs (d)	624	2,911
Debt modification expense (e)	171	722
Secondary offering costs (f)	—	519
Gain on early extinguishment of debt (g)	—	(1,015)
Tax benefit of stock-based compensation awards (h)	(12,625)	(13,276)
Tax benefit of CARES Act (i)	—	(7,676)
Tax impact of adjustments to net income (j)	(1,592)	3,035
Adjusted net income	$151,042	$49,709
Diluted weighted average shares outstanding	107,186	105,476
Adjusted diluted EPS	$1.41	$0.47
(a)Represents acquisition and integration expenses incurred related to the acquisition of Spartan.
(b)Represents a reduction in estimated tariff refund receivables during the thirteen and twenty-six weeks ended July 1, 2021. During the thirteen and twenty-six weeks ended June 25, 2020, represents income for incremental tariff refunds recognized for certain bamboo and other flooring products.
(c)Represents amounts related to the relocation of our Houston distribution center.
(d)Amounts are comprised of sanitation, personal protective equipment, and other costs that directly related to efforts to mitigate the impact of the COVID-19 pandemic on our business.
(e)Represents legal fees incurred in connection with amendments to the senior secured term loan credit facility.
(f)Amounts relate to costs associated with secondary public offerings of the Company’s Class A common stock by certain of our stockholders. The Company did not sell any shares or receive any proceeds from the sale of shares by the selling stockholders.
(g)Represents gain on partial debt extinguishment due to the May 2020 amendment to the senior secured term loan credit facility.
(h)Tax benefit resulting from stock option exercises and the vesting of restricted stock and restricted stock units.
(i)Represents income tax benefit recognized due to the enactment of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), which resulted in a fiscal 2019 tax net operating loss carryback to prior years in which the federal tax rate of 35% was higher than the current federal tax rate of 21%.
(j)Tax adjustments for pre-tax adjustments above and tax reserves, including for uncertain tax positions, related to prior years.

EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	July 1, 2021	June 25, 2020
Net income (GAAP):	$82,916	$32,004
Depreciation and amortization (a)	27,377	21,991
Interest expense, net	1,293	2,303
Gain on early extinguishment of debt (b)	—	(1,015)
Income tax expense (benefit)	14,348	(12,203)
EBITDA	125,934	43,080
Stock-based compensation expense (c)	5,319	4,234
Acquisition and integration expense (d)	3,166	—
Tariff refund adjustments (e)	1,728	(3,615)
COVID-19 costs (f)	408	1,601
Other (g)	469	255
Adjusted EBITDA	$137,024	$45,555

	Twenty-six Weeks Ended
	July 1, 2021	June 25, 2020
Net income (GAAP):	$158,712	$69,067
Depreciation and amortization (a)	52,897	43,664
Interest expense, net	2,681	4,110
Gain on early extinguishment of debt (b)	—	(1,015)
Income tax expense (benefit)	33,113	(4,399)
EBITDA	247,403	111,427
Stock-based compensation expense (c)	10,053	7,142
Acquisition and integration expense (d)	3,166	—
Tariff refund adjustments (e)	1,728	(4,016)
COVID-19 costs (f)	624	2,911
Other (g)	1,125	1,217
Adjusted EBITDA	$264,099	$118,681
(a)Excludes amortization of deferred financing costs, which is included as a part of interest expense, net in the table above.
(b)Represents gain on partial debt extinguishment in connection with the May 2020 amendment to the senior secured term loan credit facility.
(c)Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and forfeitures.
(d)Represents acquisition and integration expenses incurred related to the acquisition of Spartan.
(e)Represents a reduction in estimated tariff refund receivables during the thirteen weeks ended July 1, 2021. During the thirteen weeks ended June 25, 2020, represents income for incremental tariff refunds recognized for certain bamboo and other flooring products. Interest income for tariff refunds is included within interest expense, net in the table above.
(f)Amounts are comprised of sanitation, personal protective equipment, and other costs that directly related to efforts to mitigate the impact of the COVID-19 pandemic on our business.
(g)Other adjustments include amounts management does not consider indicative of our core operating performance. Amounts for the thirteen weeks ended July 1, 2021 primarily relate to relocation expenses for our Houston distribution center, and amounts for the twenty-six weeks ended July 1, 2021 primarily relate to relocation expenses for our Houston distribution center and legal fees associated with the February 2021 amendment to our senior secured term loan credit facility. Amounts for the thirteen and twenty-six weeks ended June 25, 2020 primarily relate to legal fees associated with the February 2020 amendment to our senior secured term loan credit facility and costs associated with secondary public offerings of the Company’s Class A common stock by certain of our stockholders. The Company did not sell any shares in the offerings and did not receive any proceeds from the sale of shares by the selling stockholders.

Forward-Looking Statements
This release and the associated webcast/conference call contain forward-looking statements. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, business strategy and plans, objectives of management for future operations, the impact of the Spartan acquisition on our operating results, and the impact of the COVID-19 pandemic, are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions, including the impact of the COVID-19 pandemic.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “could,” “seeks,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “budget,” “potential,” “focused on” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements contained in this release are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements in this release are reasonable, the Company cannot guarantee future events, results, performance or achievements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this release or the associated webcast/conference call, including, without limitation, those factors described in “Forward-Looking Statements,” Item 1, “Business” and Item 1A, “Risk Factors” of Part I and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 9A, “Controls and Procedures” of Part II of the Company’s Annual Report for fiscal 2020 filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2021 (the “Annual Report”) and elsewhere in the Annual Report, those factors described in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 1A, “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2021 (the “10-Q”) and elsewhere in the 10-Q, and those described in the Company’s other filings with the SEC.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this release or the associated webcast/conference call speak only as of the date hereof. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company’s forward-looking statements occurs, the Company’s business, financial condition and operating results may vary materially from those expressed in the Company’s forward-looking statements. Except as required by applicable law, the Company does not plan to publicly update or revise any forward-looking statements contained herein or in the associated webcast/conference call, whether as a result of any new information, future events or otherwise.
Contacts
Investor Contacts:
Wayne Hood
Vice President of Investor Relations
678-505-4415
wayne.hood@flooranddecor.com
or
Matt McConnell
Senior Manager of Investor Relations
770-257-1374
matthew.mcconnell@flooranddecor.com